SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

February 28, 2005

Date of Report (Date of earliest event reported)

       Hotel Outsource Management International, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393

(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York 10005	08701

(Address of Principal Executive Offices)	(Zip Code)

212-344-1600

Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01- Entry into a Material Definitive Agreement

On February 28, 2005, Hotel Outsource Management International, Inc. entered into a financing agreement with Solog Mifalei Srigah Ltd. (“Solog”), is a public limited company whose stock is traded on the Tel-Aviv Stock Exchange (the “Financing Agreement”).

Pursuant to the Financing Agreement, HOMI has been granted a loan facility by Solog, which will allow HOMI to draw down up to $10,000,000 (ten million US Dollars), in such amounts and at such times as required in accordance with its operations, during the two year term of the Financing Agreement (the “Financing”). For the term of the Financing Agreement, Solog has delivered a contingent undertaking not to provide other entities in HOMI’s industry field with financing, and HOMI has delivered a contingent undertaking not to obtain external, third party, non-convertible debt financing from any party other than Solog.

The Financing will be in the form of loans to HOMI and/or its subsidiaries (the “Loans”), which will be repaid at a monthly rate, principal plus interest, of $15 (fifteen US Dollars) per $1,000 (one thousand US Dollars) of principal, assuming a 9 year loan period. If the loan period is less than 9 years, the interest rate will be reduced accordingly. The Loans will correspond in length to the terms of the outsource operation agreements which HOMI and/or its subsidiaries have entered, or will enter, into with hotels, and the specific purpose of the Financing is to enable HOMI and/or its subsidiaries to purchase, and/or refund and/or operate the minibars at such hotels.

The Loans will be secured by a lien on all minibars in respect of which the Loan was received, and a security interest and assignment of a portion of HOMI’s and/or its subsidiaries’ monthly revenues from those minibars, in the amount required to pay each month’s repayments on all outstanding Loans, principal plus interest.

For each $1,000,000 (one million US Dollars) of Financing that has been completed by Solog, Solog will be entitled to receive non-assignable, non-transferable options to purchase 300,000 shares of HOMI’s common stock, at a price of $0.65 (sixty-five cents) per share, exercisable by cash payment upon 45 days’ advance written notice, at any time within a period ending on the third anniversary of the date of the Financing Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

February 28, 2005	Hotel Outsource Management International, Inc.

/s/ Jacob Ronnel
Name: Jacob Ronnel
Title: President and Chief Executive Office